Exhibit 10(a)



                               EXTENSION AGREEMENT

     THIS EXTENSION AGREEMENT is made and entered into as of the 30th day of August, 2007, by and among EDO CORPORATION, a New York corporation, and JAMES M. SMITH with respect to that certain Amended and Restated Employment Agreement between the parties dated as of October 1, 2004 (the "Master Agreement"). Terms not otherwise defined herein have the same meaning as in the Master Agreement.

     WHEREAS, the Master Agreement will expire by its terms pursuant to Section 3 thereof at the earlier of the date of the 2008 Annual Meeting of the Company or May 31, 2008 (the "Normal Expiration") and parties desire to assure themselves of sufficient time for an orderly transition in the senior management of the Company.

     WHEREAS, the Company desires to have access to your skill and experience during such transition, which could take up to an additional year beyond the normal expiration of the Master Agreement and desires to extend your employment for such additional year on terms agreed between you and the Company;

     NOW THEREFORE, you and the Company agree as follows:

     1. Extension Period. Unless the Master Agreement has otherwise terminated prior to its Normal Expiration, the parties agree that the Master Agreement shall be extended automatically and without further action of the parties for a period of twelve (12) months from the end of its term on May 31, 2008 or if earlier, the date of the 2008 Annual Meeting of the Company (such twelve month period, the "Extension Period").

     2.   Extension   Period  Terms.   Except  as  modified  by  this  Extension
          Agreement, the terms of the Master Agreement shall continue to apply in full force and effect during the Extension Period. The following provisions of the Master Agreement shall be amended and apply as indicated during the Extension Period.

          a. Employment Duties. Section 2 of the Master Agreement shall continue in effect, except that last sentence shall be replaced in its entirety with the following: "During the Extension Period, your duties shall include participation in such succession and transition plan, including the timely implementation of such plan, as determined by the Board of Directors."

          b. Term. Section 3 of the Master Agreement shall be amended to such that the term of the Master Agreement, as extended by this Extension Agreement, shall be through the earlier of the date of the Company's 2009 Annual Meeting or May 31, 2009, unless earlier terminated in accordance with the provision of Section 5 of the Master Extension Agreement.

          c. Compensation and Benefits. During the Extension Period, the provisions of Section 4 of the Master Agreement shall govern your compensation and benefits during the Extension Period; provided that, your bonus target under Section 4(b) of the Master Agreement shall be 100% of your Base Salary and a payment for financial and tax planning under Section 4(i) of the Master Agreement shall be made in respect of the year following the year in which your employment terminates.

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     3.   Termination of Employment.  During the Extension Period,  Section 5(d)
          of the Master Agreement (Good Reason) shall be replaced in its entirety by the following:

               "d. Other Terminations. Unless this Agreement has earlier been terminated for another reason specified in this Section 5, you or the Company may terminate this Agreement at any time, for any reason or no reason, upon notice from one to the other, and the provisions of Section 6 (d) shall govern compensation on termination."

     4.   Compensation Upon Termination.

          a. Severance Payment. During the Extension Period, Section 6 shall continue to apply, except that the first lead-in paragraph of
               Section 6(d) (Good Reason; Without Cause) shall be replaced in its entirety by the following, after which the balance of Section 6(d) (subparagraphs (i) through (vi)) continue unmodified:

               "d. Other Terminations. For all other terminations of employment you shall be entitled to termination payments ("Termination Payments"), subject to the provisions of Section 6(e), determined in accordance with this Section 6(d).

               A. Prior to a Change in Control. Except for a termination following a Change in Control, if your employment is terminated
               (x) by you for any reason pursuant to Section 5(d), or (y) by the Company for any reason other than death, disability, or Cause, or
               (z) on account of the expiration of the Term or your retirement, the Company will pay you as a Termination Payment, in a lump sum promptly following the date of termination, an amount equal to the sum of your then current Base Salary and 100% of your target Annual Bonus for the year of termination.

               B. Following a Change in Control. If your employment terminates, voluntarily or involuntarily, for any reason or no reason, following a Change in Control, the Company will pay you the following amounts as Termination Payments:"

          b. Annual Bonus Upon Termination. The provisions of Article X of the EDO Corporation Incentive Compensation Plan shall apply with respect to the Annual Bonus in respect of the year of termination, pursuant to which the Compensation Committee may, in its sole discretion, approve the payment of your Annual Bonus on a pro-rata basis at the same time other participants are paid depending on the circumstances surrounding the termination of your employment, without regard to the payments provided for in
               Section 6(d)(A) of the Master Agreement, as amended hereby.

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     5.   Miscellaneous.

          a. Effective Date. For the avoidance of doubt, (i) no provision of this Extension Agreement shall apply in any period prior to the Normal Expiration of the Master Agreement, (ii) this Extension Agreement shall become effective immediately upon the Normal Expiration of the Master Agreement and (iii) this Extension Agreement shall lapse and be of no effect whatsoever in the event of any termination of your employment prior to the Normal Expiration.

          b.   Counterparts.   This  Extension  Agreement  may  be  executed  in
               multiple counterparts, each of which shall be deemed an original.


     IN WITNESS WHEREOF, the parties have caused this Extension Agreement to be executed as of the date first above written.


                                        EDO CORPORATION



                                        By:     /s/ Patricia D. Comiskey
                                                --------------------------------
                                        Name:   Patricia D. Comiskey

                                        Title:  Sr. Vice President, Human
                                                Resources & Assistant Secretary

                                        /s/ James M. Smith
                                        ----------------------------------------
                                        JAMES M. SMITH



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